Exhibit 99.2

Hepion Pharmaceuticals Highlights Upcoming Phase 2 Clinical Trials of Recofilstat at 5th Global NASH Congress

EDISON, N.J., May 27, 2022 - Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA), a clinical stage biopharmaceutical company focused on Artificial Intelligence (“AI”)-driven therapeutic drug development for the treatment of non-alcoholic steatohepatitis (“NASH”) and hepatocellular carcinoma (“HCC”), announces that its Chief Medical Officer, Todd Hobbs, MD, gave a clinical presentation entitled “Recofilstat (CRV431): A liver-targeting drug candidate for NASH and HCC” today at the 5th Global NASH Congress.

During the presentation, Dr. Hobbs reviewed additional data from the positive Phase 2a ‘AMBITION’ NASH clinical trial, and provided further details on three upcoming clinical studies of its lead drug candidate, rencofilstat:

•	ASCEND-NASH: a 12-month Phase 2b clinical trial clinical trial in biopsy-proven F2/F3 NASH subjects

•	ALTITUDE-NASH: a 4-month Phase 2 liver function trial in NASH F3 subjects

•	HEPA-CRV431-209: a 4-month Simon Two-Stage Phase 2a study in HCC

The initiation of screening and enrollment in all three studies is currently expected to begin in the third quarter of 2022.

“We are very pleased to have been selected to share both the positive AMBITION study data and our upcoming clinical trial plans for rencofilstat in NASH and HCC with clinicians, researchers, and regulators at this prestigious and clinically focused NASH congress,” said Dr. Hobbs. “ The Hepion team has been hard at work over this past year preparing the clinical plans for these upcoming trials, and it is exciting to share details of these trials and look forward to when we soon begin to enroll subjects for all three.”

A copy of Dr. Hobbs’ presentation is accessible on the Company’s website at www.hepionpharma.com under “Publications” in the Pipeline section.

About Hepion Pharmaceuticals

The Company's lead drug candidate, rencofilstat, is a potent inhibitor of cyclophilins, which are involved in many disease processes. Rencofilstat is currently in clinical-phase development for the treatment of NASH, with the potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease. Rencofilstat has been shown to reduce liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH, and has demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms, in nonclinical studies. In November 2021, the U.S. Food and Drug Administration (“FDA”) granted Fast Track designation for rencofilstat for the treatment of NASH. That was soon followed in December 2021 by the FDA’s acceptance of Hepion’s investigational new drug (IND) application for rencofilstat for the treatment of hepatocellular carcinoma (HCC).

Hepion has created a proprietary AI platform, called AI-POWR™, which stands for Artificial Intelligence - Precision Medicine; Omics (including genomics, proteomics, metabolomics, transcriptomics, and lipidomics); World database access; and Response and clinical outcomes. Hepion intends to use AI-POWR™ to help identify which NASH patients will best respond to rencofilstat, potentially shortening development timelines and increasing the delta between placebo and treatment groups. In addition to using AI-POWR™ to drive its ongoing NASH clinical development program, Hepion intends to use the platform to identify additional potential indications for rencofilstat to expand the company's footprint in the cyclophilin inhibition therapeutic space.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; risks associated with delays, increased costs and funding shortages caused by the COVID-19 pandemic; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2021, and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com